Exhibit 23.1

Tel: 616-774-7000 Fax: 616-776-3680 www.bdo.com	200 Ottawa Avenue NW, Suite 300 Grand Rapids, Ml 49503

Consent of Independent Registered Public Accounting Firm

FG Financial Group, Inc.

St. Petersburg, Florida

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 18, 2021 relating to the consolidated financial statements and schedules of FG Financial Group, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Grand Rapids, Michigan

August 4, 2021

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.